Exhibit 99

News Release dated August 22, 2003,
announcing the election of
Bradley T. Sheares, Ph.D.,
to the Board of Directors
of The Progressive Corporation,
as well as the declaration
of third quarter 2003 dividends

[PROGRESSIVE LOGO]	NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Thomas A. King
Mayfield Village, Ohio 44143	(440)395-2260
http://www.progressive.com

PROGRESSIVE ANNOUNCES ELECTION OF BRADLEY T. SHEARES, PH.D. TO BOARD
OF DIRECTORS AND ANNOUNCES 3RD QUARTER DIVIDENDS

MAYFIELD VILLAGE, OHIO — August 22, 2003 — The Board of Directors of The Progressive Corporation today elected Bradley T. Sheares, Ph.D., to fill the current vacancy on the Company’s Board for the term ending on the date of the Annual Meeting of Shareholders in April 2006. Dr. Sheares, 46, is President of the U.S. Human Health division of Merck & Co., Inc., with sales and marketing responsibility for the company’s portfolio of medicines for the treatment of chronic diseases. In addition, Dr. Sheares is responsible for the U.S. sales force that calls on office-based physicians, sales services and medical and scientific affairs.
     The Board also declared a quarterly dividend of $.025 per Common Share payable September 30, 2003, to shareholders of record at the close of business on September 12, 2003.
     The Progressive group of insurance companies ranks third in the nation for auto insurance based on premiums written, offering its products by phone at 1-800-PROGRESSIVE, online at progressive.com and through more than 30,000 independent agencies. The Progressive Corporation, the holding company, is publicly traded at NYSE:PGR.